Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 25, 2009, with respect to the consolidated balance sheets of Signet Jewelers Limited and subsidiaries as of January 31, 2009 and February 2, 2008, and the related consolidated income statements, and the related statements of shareholders’ equity, other comprehensive income, and cash flows for the 52 weeks ended January 31, 2009, the 52 weeks ended February 2, 2008 and the 53 weeks ended February 3, 2007, and the effectiveness of internal control over financial reporting as of January 31, 2009, incorporated by reference in this Registration statement on Form S-8, which report appears in the January 31, 2009 Annual Report on Form 20-F of Signet Jewelers Limited.

/s/ KPMG Audit Plc

KPMG Audit Plc

London, United Kingdom

June 15, 2009